EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 9, 2013, with respect to the statement of condition including the related portfolio of Quality Municipals Income Trust, 70th Limited Maturity Series (included in Invesco Unit Trusts, Municipal Series
1141) as of April 9, 2013, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-185911) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP



New York, New York
April 9, 2013